Exhibit 99.B(d)(38)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Income Research + Management

As of March 29, 2010, as amended December 9, 2014 and
April 15, 2024

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Income Research + Management

By:	/s/ James Smigiel	By:	/s/ Matt Cannata

Name:	James Smigiel	Name:	Matt Cannata

Title:	Chief Investment Officer	Title:	SVP, General Counsel

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